Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Renewable Fuel Corp and Subsidiaries:

We consent to the reference to our firm under the caption “Experts” on the Registration Statement on Form S-1 and related Prospectus of Renewable Fuel Corp for the registration of shares of its common stock and to the inclusion of our report dated August 31, 2010 with respect to the consolidated financial statements of Renewable Fuel Corp as of and for the years September 30, 2009 and 2008 and for the period from October 1, 2006 (Inception) through September 30, 2009.

/s/ PMB Helin Donovan, LLP

Houston, Texas
November 12, 2010